SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. 1)*


                            GENWORTH FINANCIAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 Class A Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    37247D106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 March 30, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     [ ] Rule 13d-1(b)

                     [ ] Rule 13d-1(c)

                     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------                                              ----------------------------------------------
   CUSIP No. 37247D106                                         13G                                                    Page 2
---------------------------------------                                              ----------------------------------------------
---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     GE Financial Assurance Holdings, Inc.
                     54-1829180
---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                      (a)    [ ]
                                                                                                       (b)    [X]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   243,216,559
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   243,216,559
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     243,216,559
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                   [ ]
---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     51.7%
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ------------------------------------------------------------------------------------------------------------------



                                     Page 2

---------------------------------------                                              ----------------------------------------------
   CUSIP No. 37247D106                                         13G                                                    Page 3
---------------------------------------                                              ----------------------------------------------

---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     GEI, Inc.
                     75-1545331
---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                      (a)    [ ]
                                                                                                       (b)    [X]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   243,216,559
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   243,216,559
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 243,216,559
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                   [ ]
---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     51.7%
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ------------------------------------------------------------------------------------------------------------------




                                     Page 3

---------------------------------------                                              ----------------------------------------------
   CUSIP No. 37247D106                                         13G                                                    Page 4
---------------------------------------                                              ----------------------------------------------

---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     General Electric Capital Corporation
                     13-1500700
---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                      (a)    [ ]
                                                                                                       (b)    [X]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   243,216,559
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   243,216,559
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     243,216,559
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                   [ ]
---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     51.7%
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ------------------------------------------------------------------------------------------------------------------




                                     Page 4

---------------------------------------                                              ----------------------------------------------
   CUSIP No. 37247D106                                         13G                                                    Page 5
---------------------------------------                                              ----------------------------------------------

---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                 General Electric Capital Services, Inc.
                 06-1109503
---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                      (a)    [ ]
                                                                                                       (b)    [X]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   243,216,559
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   243,216,559
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     243,216,559
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                   [ ]
---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     51.7%
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ------------------------------------------------------------------------------------------------------------------




                                     Page 5

---------------------------------------                                              ----------------------------------------------
   CUSIP No. 37247D106                                         13G                                                    Page 6
---------------------------------------                                              ----------------------------------------------

---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                 General Electric Company
                 14-0689340
---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                      (a)    [ ]
                                                                                                       (b)    [X]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   243,216,559
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   243,216,559
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 243,216,559
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                   [ ]
---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     51.7%
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ------------------------------------------------------------------------------------------------------------------


           This Amendment No. 1 to Schedule 13G with respect to Genworth Financial, Inc. is being filed by GE Financial Assurance Holdings, Inc., GEI, Inc., General Electric Capital Corporation, General Electric Capital Services, Inc. and General Electric Company (collectively, the "Reporting Persons") to amend the Schedule 13G (the "Schedule 13G") originally filed by the Reporting Persons on February 14, 2005. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Schedule 13G.

ITEM 4.    OWNERSHIP.

           (a)-(c) The responses of the Reporting Persons to Rows 5, 6, 7, 8, 9 and 11 in each of their respective cover pages to this Schedule 13G are incorporated herein by reference. As of March 30, 2005, GEFAHI was the direct beneficial owner of 243,216,559 shares of the Company's Class B Common Stock. GE, indirectly through subsidiaries, may be deemed to have beneficial ownership of these shares.

           The Class B Common Stock may be owned only by GE and its affiliates. Upon any sale or other disposition by GE and its affiliates of shares of Class B Common Stock to any person other than GE or an affiliate of GE, such shares of Class B Common Stock automatically convert into shares of Class A Common Stock. In addition, on the first date on which GE and its affiliates no longer beneficially owns at least 10% of the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding, all outstanding shares of Class B Common Stock automatically convert into shares of Class A Common Stock. Shares of Class B Common Stock convert into shares of Class A Common Stock on a share-for-share basis.

           Accordingly, as of March 30, 2005, each of the Reporting Persons beneficially owned 243,216,559 shares of Class A Common Stock, representing approximately 51.7% of the outstanding shares of Class A Common Stock determined in accordance with Rule 13d-3 under the Securities Exchange Act (based on (i) 227,019,954 shares of Class A Common Stock reported as outstanding as of March 30, 2005, by the Company in its Prospectus filed March 23, 2005, plus (ii) 243,216,559 shares of Class A Common Stock issuable upon conversion of the shares of Class B Common Stock beneficially owned by the Reporting Persons).

                                   SIGNATURES


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 31, 2005

                              GE FINANCIAL ASSURANCE HOLDINGS, INC.

                              By: /s/ Briggs Tobin
                                  ---------------------------------------------
                                  Name: Briggs Tobin
                                  Title: Attorney-in-fact


                              GEI, INC.

                              By: /s/ Briggs Tobin
                                  ---------------------------------------------
                                  Name: Briggs Tobin
                                  Title: Attorney-in-fact


                              GENERAL ELECTRIC CAPITAL CORPORATION

                              By: /s/ Briggs Tobin
                                  ---------------------------------------------
                                  Name: Briggs Tobin
                                  Title: Attorney-in-fact


                              GENERAL ELECTRIC CAPITAL SERVICES, INC.

                              By: /s/ Briggs Tobin
                                  ---------------------------------------------
                                  Name: Briggs Tobin
                                  Title: Attorney-in-fact


                              GENERAL ELECTRIC COMPANY

                              By: /s/ Briggs Tobin
                                  ---------------------------------------------
                                  Name: Briggs Tobin
                                  Title: Attorney-in-fact